Exhibit 11.1



                    OPHTHALMIC IMAGING SYSTEMS
                 CALCULATION OF NET LOSS PER SHARE



                                        1997           1996

Net loss..........................      $(2,110,554)   $(1,413,183)
                                        ===========    ===========

Weighted average common shares
  outstanding.....................        3,597,879      2,204,506

Common stock equivalents (1)......               --             --
                                        -----------    -----------
                                          3,597,879      2,204,506
                                        ===========    ===========

Net loss per share................      $      (.59)   $      (.64)
                                        ===========    ===========


(1)  No amounts are included, as amounts are anti-dilutive.